Exhibit 99.1

LANDS’ END BOARD OF DIRECTORS INITIATES PROCESS TO MAXIMIZE SHAREHOLDER VALUE

DODGEVILLE, Wis., March 7, 2025 (GLOBE NEWSWIRE) – Lands' End, Inc. (NASDAQ: LE), today announced that its Board of Directors has initiated a process to explore strategic alternatives, including a sale, merger or similar transaction involving the Company, to maximize shareholder value.

“Lands’ End is a classic American lifestyle brand – and the Company’s strategy and execution have delivered significant operational and financial improvements,” said Josephine Linden, Chair of the Board. “While we remain confident in the Company’s potential for future value creation, the Board also believes that the market is undervaluing this great Company and its upside potential.”

Linden continued, “As a result, in consultation with the Board’s legal and financial advisors, we have determined it is an appropriate time to explore strategic alternatives to maximize shareholder value. We are committed to conducting a rigorous process to best serve the interests of all Lands’ End shareholders.”

No assurances can be given as to the outcome or timing of the Board’s process. The Company does not intend to make any further public comment regarding the process until it determines that disclosure is appropriate.

Perella Weinberg Partners serves as Lands’ End’s financial advisor and Wachtell, Lipton, Rosen & Katz serves as Lands’ End’s legal advisor.

About Lands' End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the outcome and timing of the strategic alternatives process, which may be suspended or modified at any time; the possibility that the Board of Directors may decide not to undertake a sale or particular strategic transaction following such process; the Company’s inability to consummate any proposed strategic alternative resulting from the process due to, among other things, market, regulatory or other factors; the potential for disruption to our business resulting from the process; potential adverse effects on our stock price from the announcement, and suspension or consummation of the process. See also the risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024, filed with the Securities and Exchange Commission on April 3, 2024, for important factors and uncertainties which, among others, could cause actual results to differ materially from those described in these forward-looking statements. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

Media:

FGS Global

Andy Duberstein/Hayley Cook

LandsEnd@fgsglobal.com